Hillenbrand, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2024

This is the Conflict Minerals Report of Hillenbrand, Inc. (“Hillenbrand,” “we,” “us,” and “our”) for calendar year 2024 in accordance with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Rule”). Adopted by the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Rule imposes reporting obligations on SEC registrants whose manufactured products contain so-called “conflict minerals” that are necessary to the functionality or production of those products. As used herein, the term “conflict minerals” or “3TG” includes columbite-tantalite, cassiterite, gold, wolframite, and their derivatives tantalum, tin, and tungsten.

Company and Product Overview

Hillenbrand is a global industrial company that provides highly-engineered processing equipment and solutions to customers around the world. Our portfolio is composed of leading industrial brands that serve large, attractive end markets, including durable plastics, food, and recycling. Guided by our Purpose, Shape What Matters for TomorrowTM, we pursue excellence, collaboration, and innovation to shape solutions that best serve our people, our customers, and our communities. Customers choose Hillenbrand due to our reputation for designing, manufacturing, and servicing highly-engineered, mission-critical equipment and solutions that meet their unique and complex processing requirements.

Hillenbrand is composed of two reportable operating segments: Advanced Process Solutions and Molding Technology Solutions. Advanced Process Solutions is a leading global provider of highly-engineered process and material handling equipment, systems, and aftermarket parts and services for a variety of industries, including durable plastics, food, and recycling. Molding Technology Solutions is a global leader in highly-engineered equipment, systems, and aftermarket parts and service for the plastic technology processing industry. Molding Technology Solutions has a comprehensive product portfolio that includes injection molding and extrusion equipment, hot runner systems, process control systems, mold bases and components, and maintenance, repair, and operating supplies.

The products of Advanced Process Solutions and Molding Technology Solutions are covered by this report, as further discussed below.

1. Reasonable Country of Origin Inquiry

1.1. Design of RCOI

We have determined that some of the products described above contain 3TG necessary to the functionality or production of those products. As a result, we conducted a reasonable country of origin inquiry (“RCOI”) to determine whether any of the necessary 3TG contained in our products manufactured in 2024 originated in the Democratic Republic of the Congo or any adjoining country (collectively, the “Covered Countries”) or were from recycled or scrap sources.

Our businesses are purchasers of materials and parts with complex supply chains and are many steps downstream in the minerals supply chain from raw mineral sourcing, smelters, and refiners. We do not purchase raw ore or unrefined 3TG and do not directly purchase materials or parts from the Covered Countries. Thus, we rely on the information provided by our direct suppliers to determine the origin of the 3TG contained in the parts and materials supplied to us, including the 3TG provided to our suppliers from sub-tier suppliers.

Our RCOI was reasonably designed and conducted in good faith and included the following steps:

•We identified the suppliers of materials and parts incorporated into our manufactured products during 2024 to determine whether 3TG were included in those materials or parts and, if so, whether those minerals were necessary to the functionality or production of those products. This process included, where appropriate, reviewing prior year survey results, internal supply chain records, product specifications, content data forms, codes assigned to product parts, bills of materials, and other relevant documentation, including from the 3TG review processes conducted in the prior years, where applicable.

•We surveyed suppliers of parts and materials included in our products that either we were aware contained 3TG necessary to the functionality or production of our products or we could not determine contained 3TG, including by sending a survey (in local language, where requested), along with detailed instructions and key definitions under the Rule; taking into account conclusions of the prior years’ processes. The survey sought information regarding the 3TG content of the parts and materials supplied to us, the origin of any such 3TG (including whether the 3TG were from recycled or scrap material), and the source(s) of the supplier’s materials.

•We reviewed survey responses from our suppliers and, as appropriate, followed up on those that were inconsistent, incomplete, or vague.

•We followed up with and sent reminders, sometimes repeatedly, to suppliers who did not respond to our surveys, encouraging them to respond. It is our general practice to reach out to non-responding suppliers at least three (3) times in an attempt to obtain answers from as many suppliers as possible.

•We periodically updated our inventory and related determinations over the course of 2024 and through the first quarter of 2025 to cover the completed manufacture of new products.

•We utilized our supplier databases, procurement management software, and detailed spreadsheets organized by our businesses to identify survey recipients, circulate and monitor survey responses, and track materials and parts with corresponding suppliers.

1.2. Results of RCOI

Out of the approximately six thousand suppliers surveyed as part of our RCOI, approximately 48% of the responding suppliers confirmed that they either do not source 3TG or do not source 3TG from the Covered Countries. While we did not receive survey responses from all our suppliers, approximately 4% of the supplier responses received to date have indicated that 3TG are present in the parts or materials supplied to us and they have reason to believe they may have originated in the Covered Countries. Additionally, a number of suppliers indicated—on a companywide basis and not necessarily specific to any particular part or materials supplied to us—that 3TG used by them or their group of companies may have partially originated from Covered Countries and may possibly not have been from recycled or scrap sources. We were unsuccessful in obtaining responses from all suppliers, despite our good faith efforts, but the response level was generally consistent with past years. We have no reason to believe that any non-responsiveness was due to 3TG being contained in the products supplied to us.

As a result of the RCOI, we were unable to specifically determine the origin of the 3TG in our products or to confirm whether any of these 3TG originated in the Covered Countries. In connection with the RCOI, Hillenbrand performed additional due diligence as described below.

2. Due Diligence Process

2.1. Design of Due Diligence

Building upon its RCOI efforts, Hillenbrand has designed its due diligence measures in connection with the guidelines set forth in the framework of The Organisation for Economic Co-operation and Development Due

Diligence Guidance for the Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, Third Edition (2016) and the related Supplements for gold and for tin, tantalum, and tungsten, taking into consideration the circumstances of our individual businesses.

2.2. Due Diligence Process

2.2.1. Establish Strong Company Management Systems

Conflict Minerals Policy
Hillenbrand has adopted the Supply Chain Transparency Policy available on our website at https://ir.hillenbrand.com/corporate-governance/governance-documents which covers conflict minerals and was appropriately communicated internally. We have also adopted a Conflict Minerals Policy, available on the same website, to support the Supply Chain Transparency policy and reinforce our commitment to sustainable topics. As part of our supplier onboarding process, we communicate and require acknowledgment of these policies to new suppliers representing a significant majority of spend; and as part of our annual RCOI efforts we refer our suppliers to these and other policies housed on our website.

Internal Conflict Minerals Team
Hillenbrand has established a cross-functional conflict minerals team, consisting of representatives from our corporate center and our business units, including members of our legal, compliance, sustainability, and global supply management groups. We conducted periodic team meetings during calendar years 2024 and 2025 to assess the progress of our diligence, to share lessons learned across our supply chain, and to identify steps to strategically improve our due diligence program.

Control Systems and Transparency
Hillenbrand’s Board of Directors has direct responsibility for overseeing the Company’s exposure to risk. The Audit Committee of Hillenbrand’s Board of Directors at least annually reviews Hillenbrand’s internal audit charter, annual risk assessment, and annual audit plan, and has oversight, review, and assessment responsibility with respect to Hillenbrand’s Code of Ethical Business Conduct (“Code”) and its effectiveness. Our Code can be found on the website listed above. Hillenbrand regularly performs internal audits, consistent with its audit plan, and conducts risk assessments and compliance reviews in accordance with its Code. Our Code sets the standard that we will operate within the bounds of the law. As a result, Hillenbrand appropriately reviews its procedures as they relate to conflict minerals reporting. The conflict minerals team and our businesses have clearly communicated internal responsibilities for the conflict minerals due diligence.

Supplier Engagement
Hillenbrand engaged with suppliers as part of its RCOI and due diligence processes. Additionally, in connection with our Conflict Minerals Policy, Supply Chain Transparency Policy, and Code, Hillenbrand works to create and implement appropriate, specific conflict minerals terms into relevant contracts and to continue an ongoing dialogue with suppliers.

Grievance Mechanism
In accordance with the Code, to address concerns and violations of the Code, Hillenbrand has an enterprise Compliance Review Board and Ethics and Compliance Committee, as well as a Compliance Help Line that is available to employees, suppliers, and customers around the world. As part of its ongoing due diligence processes, Hillenbrand has established a channel through which the conflict minerals team can adequately communicate findings.

Maintain Records
As part of its conflict minerals process, Hillenbrand’s conflict minerals team has established a record retention procedure, which requires retention of conflict minerals related information and correspondence for a minimum of five years.

2.2.2. Identify and Assess Risk in the Supply Chain

Hillenbrand performed an assessment of its products to determine the components or raw materials most likely to contain 3TG; selected appropriate suppliers for surveying; and used detailed survey templates and supplementing documentation for surveying suppliers. Survey results were reviewed and analyzed by appropriate members of the conflict minerals team, including in regularly scheduled team meetings during 2024 and 2025.

2.2.3. Design and Implement a Strategy to Respond to Risks

We are continuing to analyze all the findings and learnings of RCOI and are continuing to design our due diligence to include different risk management approaches tailored to each of our individual businesses.
Information gathered from Hillenbrand’s due diligence process is summarized and reported to members of Hillenbrand’s Executive Management Team. Any actual and potential risks identified in the RCOI and the due diligence are reported to and monitored by members of the dedicated conflict minerals team.

2.2.4. Carry out Independent Third Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Hillenbrand does not have direct relationships with the smelters and refiners in its supply chain, nor do we perform direct audits of the entities that may provide our supply chain with 3TG. However, we do rely upon industry efforts to influence smelters and refiners to undergo auditing and become certified, e.g., through the Responsible Minerals Initiative’s (“RMI”) program.

2.2.5. Report on Supply Chain Due Diligence

This report is Hillenbrand’s annual report on its 3TG due diligence, is filed along with Form SD with the SEC, and is publicly available on Hillenbrand’s website at https://ir.hillenbrand.com/sec-filings/all-sec-filings.

2.3. Due Diligence Results

Generally, the suppliers we surveyed in relation to 3TG responded to our survey, often with company-level responses, versus product-specific responses. However, our suppliers are also several tiers away from the origin of the smelters of their raw materials and are thus facing comparable challenges in performing due diligence. In many cases, the information provided by our suppliers was inconclusive, including unclear chain of custody of 3TG in relation to our products, and incomplete origin and smelter information, although in many cases the specificity of information has improved in comparison with that obtained in the prior years. We were therefore unable to determine the origin of the 3TG in our supply chain and whether the sourcing was conflict-free. Due to the highly inconclusive nature of information on smelters and refiners we received from our suppliers, we are not providing a list of these in this report. Additional information regarding the origin and the names of potential smelters and refiners is continuing to be sought as we improve the quality of our due diligence process and as transparency increases within the overall supply chain.

3. Steps to Be Taken to Mitigate Risk

Hillenbrand intends to take the following steps, some of which we have already started to initiate, to improve its due diligence process:

•Continue the process of integrating conflict minerals provisions in arrangements with suppliers, specifically encouraging our suppliers to review and, where appropriate, incorporating the relevant terms of, our Conflict Minerals Policy, Supply Chain Transparency Policy, Code, and other applicable local policies, including as part of a more comprehensive vendor risk management project.

•Continue to integrate 3TG identification processes into our businesses’ resource and procurement processes, as appropriate, to identify and track 3TG information systematically and quicker than before.

•Continue to engage with suppliers in order to raise awareness in relation to our Conflict Minerals Policy, Supply Chain Transparency Policy, Code, 3TG, our due diligence, and the RMI, as well as to understand which risks our suppliers have identified in relation to 3TG in their supply chains and the strategies they are developing to respond to such risks and to obtain more precise information on smelters and refiners.

•Identify appropriate opportunities for our businesses to participate in industry-wide conflict minerals initiatives.

•Continue to communicate internally to further increase awareness and transparency of 3TG issues beyond the conflict minerals team, including raising awareness of our Conflict Minerals Policy and Supply Chain Transparency Policy.

•In the event that Hillenbrand determines there is a reasonable possibility that 3TG necessary to the functionality or production of our products may directly or indirectly benefit armed groups, we will determine an appropriate response, depending upon the facts and circumstances, including the potential suspension or termination of the relevant supplier relationship.

We recognize that due diligence is a continuous process that necessitates on-going monitoring and adjustments. Hillenbrand intends to reassess implemented risk mitigation strategies and may refine or adapt current strategies to ensure appropriate risk mitigation.

This Conflict Minerals Report was not subject to an independent private sector audit for calendar year 2024.

Disclosure Regarding Forward-Looking Statements

Throughout this report, we make a number of “forward-looking statements,” including statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, and that are intended to be covered by the safe harbor provided under these sections. These are statements about future sales, earnings, cash flow, results of operations, uses of cash, financings, share repurchases, ability to meet deleveraging goals, and other measures of financial performance or potential future plans or events, strategies, objectives, beliefs, prospects, assumptions, expectations, and projected costs or savings or transactions of the Company that might or might not happen in the future, as contrasted with historical information. Forward-looking statements are based on assumptions that we believe are reasonable, but by their very nature are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

The following list, though not exhaustive, contains words that could indicate a forward-looking statement.

intend	believe	plan	expect	may	goal	would	project	position	future	outlook
become	pursue	estimate	will	forecast	continue	could	anticipate	remain	likely
target	encourage	promise	improve	progress	potential	should	impact	strategy	assume

Any number of factors, many of which are beyond our control, could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: global market and economic conditions, including those related to the continued volatility in the financial markets, including as a result of the United States (“U.S.”) presidential election and the new U.S. administration’s recently announced tariffs and changed trade policies; the risk of business disruptions associated with information technology, cyber-attacks, or catastrophic losses affecting infrastructure; increasing competition for highly skilled and talented workers, as well as labor shortages; closures or slowdowns and changes in labor costs and labor difficulties; uncertainty related to environmental regulation and industry standards, as well as physical risks of climate change; uncertainty related to environmental regulation; increased costs, poor quality, or unavailability of raw materials or certain outsourced services and supply chain disruptions; economic and financial conditions including volatility in interest and exchange rates, commodity and equity prices and the value of financial assets; uncertainty in U.S. global trade policy and risks with governmental instability in certain parts of the world such as Germany; our level of international sales and operations; negative effects of acquisitions, including the Schenck Process Food and Performance Materials (“FPM”) business and Linxis Group SAS (“Linxis”) acquisitions, on the Company’s business, financial condition, results of operations and financial performance; competition in the industries in which we operate, including on price; cyclical demand for industrial capital goods; the ability to recognize the benefits of any acquisition or divestiture, including the Milacron injection molding and extrusion business sale or the TerraSource transaction (the “Transactions”), including potential synergies and cost savings or the failure of the Company or any acquired company, or the Transactions, to achieve its plans and objectives generally; any strategic and operational initiatives implemented by the parties after the consummation of the Transactions; potential adverse effects of the announcement or results of the Transactions on the market price of the Company’s common stock or on the ability of the Company to develop and maintain relationships with its personnel and customers, suppliers and others with whom it does business or otherwise on the Company’s business, financial condition, results of operations and financial performance; risks related to diversion of management’s attention from our ongoing business operations due to the Transactions; impacts of decreases in demand or changes in technological advances, laws, or regulation on the net revenues that we derive from the plastics industry; the impact to the Company’s effective tax rate of changes in the mix of earnings or in tax laws and certain other tax-related matters; exposure to tax uncertainties and audits; involvement in claims, lawsuits, and governmental proceedings related to operations; uncertainty in the U.S. political and regulatory environment, including as a result of the U.S. presidential election and any proposed tariffs; adverse foreign currency fluctuations; and labor disruptions.

Shareholders, potential investors, and other readers are urged to consider these risks and uncertainties in evaluating forward-looking statements and are cautioned not to place undue reliance on the forward-looking statements. For a more in-depth discussion of certain factors that could cause actual results to differ from those contained in forward-looking statements, see the discussion under the heading “Risk Factors” in Part I, Item 1A of Hillenbrand’s Form 10-K for the year ended September 30, 2024, filed with the SEC on November 19, 2024, and in Part II, Item 1A of Hillenbrand’s Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on April 29, 2025 as well as other risks and uncertainties detailed in our other filings with the SEC from time to time. Any forward-looking statement made in this report is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward-looking statement, whether written or oral, made to reflect new information, future developments or otherwise.